Exhibit 4.8

                             THIRD AMENDMENT TO THE
                              WESBANCO, INC. KSOP

     Effective January 1, 2006, WesBanco, Inc., amended and restated the WesBanco, Inc. KSOP ("Plan") for its Employees;

     WHEREAS,  the Plan was amended  effective  January 1, 2008 and May 1, 2008;
and

     WHEREAS, the Employer desires to further amend the Plan in order to update the Plan document for regulatory and legislative changes necessary to maintain the qualified status of the Plan.

     NOW, THEREFORE, said Plan is amended as follows:

     1. Effective January 1, 2007, pages 13, 27a, and 58 are hereby deleted and the attached new pages are substituted therefor.

     3. Effective January 1, 2008, pages 18 and 20 are hereby deleted and the attached new pages are substituted in lieu therefor.

     IN WITNESS WHEREOF, this amendment to the WesBanco, Inc. KSOP is, by the authority of the Board of Directors of the Employer, executed on behalf of the Employer the 18 day of December, 2008.

                                        WesBanco, Inc.

                                        By /s/  Paul M. Limbert
                                           -------------------------------
                                                Its President & CEO

ATTEST:


/s/ Larry R. Johnson
-------------------------------
Secretary
WesBanco, Inc.


(POOI5799.1}

     For purposes of this Section 4.1, Compensation used for determining the amount of any deferral shall be Compensation for the Plan Year for which such election is made, including any increases in Compensation during the Plan Year.

     Deferrals made pursuant to this Section shall be paid to the Trustee and credited to the Participant's Employee Deferral Account. Any amounts not elected to be deferred shall be paid to the Participant as current Compensation.

     Notwithstanding the above, a Participant who has received a hardship distribution described in Section 8.2 shall not be eligible to make deferrals during the 6 consecutive month period beginning on the date of the distribution.

     A Participant may assign to the Plan any deferrals made during a taxable year that exceed the $15,000 (as adjusted) limitation ("excess deferrals") by notifying the Plan Administrator in writing on or before April 1 of the year following the year in which the deferrals were made of the amount of such excess deferrals to be assigned to the Plan. A Participant shall be deemed to have notified the Plan Administrator of excess deferrals to the extent the Participant has excess deferrals for a taxable year determined by taking into account only elective deferrals under the Plan and other qualified plans maintained by the Employer.

     Notwithstanding any other provision of the Plan, the excess deferrals assigned to the Plan, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to any Participant who assigned such excess deferrals to the Plan for the preceding year.

     The income or loss allocable to excess deferrals shall be calculated under the same method used in Section 9.3 to allocate income or loss to Participants' accounts. Alternatively, the income or loss allocable to excess deferrals shall be calculated by multiplying the income or loss allocable to the Participant's Employee Deferral Account for the Participant's taxable year and, for distributions for tax years on or after January 1, 2007, up to the date of distribution by a fraction, the numerator of which is the Participant's excess deferrals for the year and the denominator of which is the balance of the Participant's Employee Deferral Account at the beginning of the taxable year plus the Participant's deferrals for the taxable year and, for distributions for tax years on or after January 1, 2007, up to the date of distribution. Notwithstanding the preceding sentence, if the date of distribution is after the end of the Participant's taxable year, the Committee may elect to calculate the income or loss attributable to the period between the end of the taxable year and the date of distribution by using the method described in the preceding sentence to calculate the income or loss to the end of the Participant's taxable year and then multiplying ten percent of the result of that calculation by the number of

12/12/2008                         13         Third Amendment Effective 1/1/2007

Compensated Employees in an equitable manner. Any reduction of the amount to be deferred by such Participants will apply only to the particular Plan Year or remainder of such Plan Year for which the deferrals under the Plan fai1 to satisfy the Actual Deferral Percentage test.

     If voluntary and involuntary adjustments during the Plan Year do not bring the Plan into compliance with the Actual Deferra1 Percentage test, the Committee shall distribute the Excess Contributions and income allocable thereto to the Participants to whose accounts such Excess Contributions were allocated. Such distribution must take place after the close of the Plan Year in which the Excess Contribution arose and within 12 months after the close of such Plan Year. The amount of a Participant's Excess Contributions that must be distributed shall be reduced by any excess deferrals, as determined under
Section 4.1, previously distributed with respect to the Participant.

     The income or loss allocable to Excess Contributions shall be calculated under the same method used in Section 9.3 to allocate income or loss to Participants' accounts for the Plan Year in which the Excess Contributions occur. Alternatively, the income or loss allocable to Excess Contributions shall be calculated by multiplying the income or loss allocable to the Participant's Employee Deferral Account, and qualified matching contributions pursuant to
Section 4.2, if any, for the Plan Year and, for Plan Years beginning in 2006, for the period between the end of the Plan Year and the date of distribution (the "gap" period), by a fraction, the numerator of which is the Participant's Excess Contributions for the Plan Year and the denominator of which is the Participant's account balance attributable to Employee deferrals as of the beginning of the Plan Year, plus the Participant's deferrals for the Plan Year and for the gap period, if applicable. Notwithstanding the preceding sentence, the Committee may elect to calculate income or loss for the gap period, if appl1cable, by using the method described in the preceding sentence to calculate income or loss for the Plan Year and then multiplying ten percent of the result of that calculation by the number of calendar months that have elapsed since the end of the Plan Year. For purposes of calculating the number of calendar months that have elapsed since the end of the Plan Year, a corrective distribution made on or before the 15th day of the month is treated as made on the last day of the preceding month. A distribution made after the 15th day of the month is treated as made on the first day of the next month. The same method of calculating income or loss on Excess Contributions must be used consistently for all Participants and all corrective distributions under the Plan for the Plan Year.

     Section 4.7. Adjustment of Employer Matching Contributions. For the Plan Year beginning January 1, 2006, in order to ensure that the Plan remains qualified under Code Section 401(m), the Committee shall monitor the Employer matching contributions and determine whether they satisfy the Actual Contribution Percentage test referred to in the next paragraph.


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


     If the Actual Contribution Percentage test is not met currently or on a projected basis, the Committee may ask the Participants who are Highly
Compensated Employees if they wish to decrease their contribution elections and/or may ask all other Participants if they wish to increase their contribution elections. If the Actual Contribution Percentage test is not satisfied after these voluntary adjustments are made, the Committee shall have the right to reduce the amount of the contribution elections of Participants who are Highly Compensated Employees in an equitable manner. Any reduction of the amount to be contributed by such Participants will apply only to the particular Plan Year or remainder of such Plan Year for which the Plan fails to satisfy the Actual Contribution Percentage test.

     If voluntary and involuntary adjustments during the Plan Year do not bring the Plan into compliance with the Actual Contribution Percentage test, the Committee shall forfeit (to the extent not vested under the Plan) the Excess
Aggregate Contributions, or distribute such Excess Aggregate Contributions and the income allocable thereto to the Participants to whose accounts such Excess Aggregate Contributions were allocated. Such distribution or forfeiture must take place after the close of the Plan Year in which the Excess Aggregate Contributions arose and within 12 months after the close of such Plan Year. Any distribution or forfeiture of Excess Aggregate Contributions for any Plan Year shall be made on the basis of the respective portions of such amounts attributable to each Highly Compensated Employee.

     The income or loss applicable to Excess Aggregate Contributions shall be calculated under the same method used in Section 9.3 to allocate income or loss to Participants' accounts for the Plan Year in which the Excess Aggregate Contributions occur. Alternatively, the income or loss allocable to the Excess Aggregate Contributions shall be calculated by multiplying the income or loss allocable to the Participant's Employer Matching Contribution Account for the Plan Year and, for Plan Years beginning in 2006, for the period between the end of the Plan Year and the date of distribution (the "gap period") by a fraction, the numerator of which is the Participant's Excess Aggregate Contributions for the Plan Year and the denominator of which is the Participant's account balance attributable to Employer matching contributions as of the beginning of the Plan Year, plus the Participant's allocable share of Employer matching contributions for the Plan Year and for the gap period, if applicable. Notwithstanding the preceding sentence, the Committee may elect to calculate income or loss for the gap period, if applicable, by using the method described in the preceding sentence to calculate income or loss for the Plan Year and then multiplying ten percent of the result of that calculation by the number of calendar months that have elapsed since the end of the Plan Year. For purposes of calculating the number of calendar months that have elapsed since the end of the Plan Year, a corrective distribution made on or before the 15th day of the month is treated as made on the last day of the preceding month. A distribution made after the 15th day of the month is treated as made on the first day of the next month. The same

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


     Section 7.2. Amendment of Vesting Schedule. No amendment to the Plan shall have the effect of decreasing a Participant's vested percentage, or eliminating an optional form of distribution, as of the later of the date the amendment is adopted or the date it becomes effective. If the vesting schedule is amended, each Participant with at least three Years of Service may elect to have his vested percentage determined under the Plan prior to amendment during the 60-day period beginning on the latest of (a) the date the amendment is adopted, (b) the date the amendment becomes effective, or (c) the date the Participant receives notice of the amendment from the Plan Administrator. With respect to each Participant's account balance as of the later of the adoption or effective date of the amendment, the vested percentage of the Participant will be the greater of the vested percentage under the old vesting schedule or the vested percentage under the new vesting schedule.

     Section 7.3. Forfeitures. If a Participant's Employer Discretionary Contribution Account is not vested it will be forfeited as of the December 31 Adjustment Date of the Plan Year in which the Participant's first Break in Service occurs. The amount of any such forfeiture shall be deducted first from the Participant's Cash Subaccount, and then from his Number of Shares Subaccount. All forfeitures shall be reallocated to the Employer Discretionary Contribution Accounts of the remaining Participants as of such Adjustment Date as provided in Section 4.3. If the Participant returns to employment with the Employer before incurring five consecutive Breaks in Service, his forfeited account shall be restored.

     Section 7.4. Vesting Upon Reemployment. If a Participant, who at the time of a Break in Service had any vested interest under the Plan, is reemployed, such Participant's Years of Service shall include all Years of Service before and after the Break in Service. If a Participant, who at the time of a Break in Service had no vested interest under the Plan, is reemployed, such Participant's Years of Service before the Break in Service shall be excluded if the Participant's number of consecutive Breaks in Service equals or exceeds five.

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                                              Third Amendment Effective 1/1/2007

     (b) The provisions of the foregoing subsection (a) shall not be applicable, and no put option hall exist, with regard to shares of Employer Stock distributed under the Plan if such Employer Stock was publicly traded and not subject to a trading limitation when it was distributed. For purposes of this subsection (b), Employer Stock is deemed to be "publicly traded" as of a particular date if, as of such date, it is listed on a national securities exchange registered under
          Section 6 of the Securities Exchange Act of 1934 or is quoted on a system sponsored by a national securities association registered under
          Section 15A(b) of the Securities Exchange Act. For purposes of this subsection (b), a "trading limitation" on a security is a restriction under any federal or state securities law, any regulation thereunder, or an agreement not prohibited by applicable regulations that would make the security not as freely tradable as one not subject to such restriction.

     Section 16.14. Diversification of Investments. Each Qualified Participant may direct the Trustee as to the investment of the value of the Participant's account balance attributable to Employer Stock within 90 days after the last day of each Plan Year during the Participant's Qualified Election Period.

     For purposes of this Section, "Qualified Participant" shall mean a Participant who has attained age 55 and completed at least ten years of participation in the Plan. "Qualified Election Period" shall mean the six Plan Year period beginning with the later of (i) the first Plan Year in which the Participant first became a Qualified Participant, or (ii) the first Plan Year beginning after December 31, 1986.

     The Participant's direction shall be provided to the Plan Administrator in writing and shall specify the amount the Participant wishes to diversify. The Plan shall allow the Participant to invest the amount subject to the diversification election in one or more of the investment Funds provided for in
Section 9.2. Implementation of the Participant's investment election shall take place within 90 days after the last day of the period during which the election may be made. This Section shall apply notwithstanding any other provision of the Plan other than Section 5.6.

     Notwithstanding any provision of this Article to the contrary effective January 1, 2007, each Participant who has completed at least three Years of Service, each alternative payee with an amount under the Plan with respect to a Participant who has completed at least three Years of Service, and each Beneficiary of a deceased Participant may elect to divest the portion of his or her Employer Discretionary Contribution Account attributable to Employer Stock and reinvest such amount in one or more of the investment funds provided for in
Section 9.2. Such divesture and reinvestment election shall be made in accordance with the general timing rules of Section 9.2. For purposes of this paragraph, a Participant completes three Years of Service on the last day of the Plan Year that constitutes the completion of the third Year of Service.

     Notwithstanding the foregoing, with respect to Employer Stock allocated to a Participant's Employer Discretionary Contribution Account prior to January 1, 2007, a Participant, other than a Participant who has attained age 55 and completed three Years of Service, shall be permitted to diversify only 33% of such Employer Stock for 2007, 66% for 2008, and 100% for 2009 and all subsequent Plan years.

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